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February 5, 2001


To all WC employees:


By now you've heard about Canadian National's proposed acquisition of the Wisconsin Central, and we hope you are as excited by the transaction as we are.

Putting our two railroads together is a natural fit. WC and CN already conduct a large amount of business together, based on a 20-year haulage agreement our two companies signed in 1998. Ten percent of WC revenue is derived from CN, a quarter of all CN transborder traffic travels over WC lines, and seven of WC's top ten customers are already CN customers.

You can read more about the business rationale in the news release we issued on January 30, and you can get a better idea of how WC and CN fit together by looking at the attached map, but right now your first thoughts are probably focused on wondering what this means for employees of WC. You probably have some questions that we don't have all the answers to, at least not yet. What we can tell you is that this is unquestionably a very positive turn of events for WC employees. With the recent uncertainty WC has faced, and with the company's objective to secure its future in the industry, this transaction is a good deal for WC shareholders, customers and employees. CN is not buying WC just for its tracks and equipment. It is buying a top performer, and that performance is due to the quality of its employees and their intense focus on customers. CN is the best Class I railroad in North America, and when the top team in the league wants players such as you on their team, well, that's a compliment.

WC's combination with CN supplies the company with resources that bolster its ability to compete and prosper. At the same time, a new CN/WC operation ensures the company will be better able to meet the market challenges ahead in the next several years.

As we go through the process of joining our companies together, we will explain to you in greater detail our plans for our new operations. In terms of jobs at WC, we are only starting to work on the details. The point we wish to emphasize is that this deal secures a better future for the vast majority of WC employees. While we cannot guarantee that everyone will work in the job and place in which they work today, you can be assured that we will take all practicable steps to provide employees with the opportunity to work for our new combined company. WC's Human Resources officers will be contacting you in the very near future to provide you with more details about how this transaction will affect WC's operations. As well, members of CN's senior management team will soon visit WC employees on site throughout the territory.

A new CN-WC helps us improve the quality of our service and adds value to our operations over and above the value of our individual companies. We look forward to your continuing support of our efforts to make our railroads the best in North America.



Paul M. Tellier                            Thomas F. Power, Jr.
President and Chief Executive Officer      President and Chief Executive Officer
Canadian National Railway Company          Wisconsin Central Transportation
                                           Corporation